Exhibit 3.3


                             ARTICLES OF CORRECTION
                                       OF
                            FBL FINANCIAL GROUP, INC.

                                 RELATING TO THE
                              ARTICLES OF AMENDMENT
                           CERTIFICATE OF DESIGNATIONS
                   SERIES B CUMULATIVE VOTING PREFERRED STOCK
                                       OF
                            FBL FINANCIAL GROUP, INC.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

         Pursuant to Section 124 of the Iowa Business Corporation Act, the undersigned Corporation adopts the following Articles of Correction.

1.       The name of the Corporation is FBL Financial Group, Inc.

2. The title of the document to be corrected is: "Articles of Amendment, Certificate of Designations, Series B Cumulative Voting Preferred Stock." A copy of the document to be corrected is attached.

3. The document to be corrected was filed by the Iowa Secretary of State on May 30, 1997.

4.       The incorrect statement in the document to be corrected is Section
         7(a).

5. The reason that the document is incorrect is that said Section 7(a) erroneously included the following statement describing a fraction in which the numerator and the denominator were inadvertently reversed: "a fraction, the numerator of which is the number of shares of Class A Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Class A Common Stock outstanding immediately after such event."

6.       The corrected statement of the document is as follows:

                  The description of the fraction should be revised. With this correction, Section 7(a) shall read as follows:

         "(a) In the event the Company shall, at any time or from time to time while any of the shares of the Series B Preferred Stock are outstanding, (i) pay any dividend or make a distribution in respect of the Class A Common Stock in shares of Class A Common Stock, (ii) subdivide the outstanding shares of Class A Common Stock, or (iii) combine the outstanding shares of Class A Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Company (including a recapitalization effected by a merger or consolidation to which Section 6 hereof does not apply) or otherwise, the

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                  voting rights of a share of Series B Preferred Stock in effect immediately prior to such action shall be adjusted by multiplying such voting right by a fraction, the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock outstanding immediately before such event. An adjustment made pursuant to this paragraph 7(a) shall be given effect, upon declaration of such a dividend or distribution, as of the record date for the determination of shareholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof."

7. These Articles are effective on the effective date of the document they correct, except as to persons relying on the incorrect document and adversely affected by the correction. As to those persons, these Articles are effective on the date of filing, as evidenced by the endorsement of the Iowa Secretary of State.



                                        FBL FINANCIAL GROUP, INC.


                                     By:  /s/ William J. Oddy
                                        ----------------------------------------
                                        William J. Oddy, Chief Executive Officer